FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum ADDO Communications (310) 829-5400

SKECHERS ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS
• Net Sales of $384.0 Million
• Net Loss of $1.8 Million
• Diluted Loss Per Share of $0.04

MANHATTAN BEACH, CA. – July 25, 2012 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2012.

Second quarter 2012 net sales were $384.0 million compared to $434.4 million for the second quarter of 2011. Second quarter 2012 net loss was $1.8 million or a loss of $0.04 per diluted share based on 49,296,000 weighted average common shares outstanding compared to a net loss of $29.9 million or a loss of $0.62 per diluted share based on 48,341,000 weighted average common shares outstanding for the second quarter of 2011.

“Results for second quarter 2012 show continued sales improvements with growth in our company-owned retail stores and in many of our heritage lines, as well as the new Skechers Performance Division,” began David Weinberg, chief operating officer and chief financial officer. “The focus at this time last year was the clearing of excess toning inventory which is now substantially complete and allows us to capitalize on the strength of our brand by selling more full priced product while offering new lifestyle and performance looks. This has resulted in an increase in average selling price per pair in our domestic wholesale business. In our company-owned SKECHERS domestic concept stores, which are the first to receive our new products, we achieved low single-digit positive comp store sales and a high single-digit percentage pair increase.”

For the six months ending June 30, 2012, net sales were $735.3 million compared to net sales of $910.6 million in the first six months of 2011. Net loss was $5.4 million or a loss of $0.11 per diluted share based on 49,281,000 weighted average common shares outstanding as compared to net a loss of $18.1 million or a loss of $0.38 per diluted share based on 48,292,000 weighted average common shares outstanding for the first six months of 2011.

Gross profit for the second quarter of 2012 was $171.3 million or 44.6 percent of net sales compared to $143.3 million or 33.0 percent of net sales for the second quarter of last year. Gross profit for the first six months of 2012 was $327.0 million or 44.5 percent of net sales versus $335.9 million or 36.9 percent of net sales for the first six months of 2011.

Robert Greenberg, SKECHERS chief executive officer, commented: “During the second quarter, SKECHERS celebrated its 20th anniversary, which gave us the opportunity to reflect on our accomplishments over the last two decades. As we look ahead, each day, new line, and business channel presents not only new challenges, but also new opportunities for the Company. We have recently entered the performance running market and received “Most Innovative” awards from both Competitor and Women’s Running magazines for our first generation style. These are incredible achievements for our first performance style. We are supporting our Performance Division with the launch of new television and print campaigns, including the return of Mr. Quiggly, the French bulldog who starred in our Super Bowl commercial. We supported our kids’ and lifestyle brands with advertising this Spring, and will be back with a comprehensive targeted campaign for Back to School season. We are also looking forward to the July 31 DVD release of Twinkle Toes: The Movie, which features the namesake character of one of our most successful kids’ lines; the DVD will be available in our own stores as well as select major retailers nationwide. The enthusiasm for our product is being felt in our SKECHERS retail stores as our sales strengthen. The reaction has also been very positive to our Spring 2013 lifestyle and performance lines from our international distribution partners during our 20th Anniversary Conference in June, as well as from our domestic accounts. With a consistent focus on delivering fresh styles, we believe we will continue to find new opportunities to grow our business in the United States as well as around the world.”

Mr. Weinberg added: “We are continuing on the path we set last year of cleaning up our inventory and bringing forward new and relevant product in the diverse categories our brand represents. We believe that we will continue to see sales improvements in the second half of 2012, including in our international business, which was adversely affected by the Euro exchange rate in the quarter, as well as toning sales during this same period last year. Sales are strong in our retail business, and we are looking forward to new lines being delivered this quarter in our stores as well as to third party retailers. Our buy meetings we held throughout July with our largest accounts indicate we are on track for continued growth and expansion of shelf space. With improved gross margins, inventory levels in line with our expected sales levels, continued attention to managing our expenses, and a strong balance sheet, we expect a stronger second half as we build momentum into 2013.”

ABOUT SKECHERS USA, INC.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Brazil, Canada, Chile, Japan, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/#!/SKECHERSUSA).

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the three months ended March 31, 2012. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

###

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$374,189	$351,144
Trade accounts receivable, net	237,666	176,018
Other receivables	4,231	6,636

Total receivables	241,897	182,654
Inventories	258,125	226,407
Prepaid expenses and other current assets	31,494	88,005
Deferred tax assets	39,141	39,141

Total current assets	944,846	887,351
Property and equipment, at cost less accumulated	373,809	376,446
depreciation and amortization
Intangible assets, less applicable amortization	3,695	4,148
Deferred tax assets	4,945	530
Other assets, at cost	13,371	13,413

TOTAL ASSETS	$1,340,666	$1,281,888

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$10,229	$10,059
Short-term borrowings	60,238	50,413
Accounts payable	285,402	231,000
Accrued expenses	19,391	16,994

Total current liabilities	375,260	308,466
Long-term borrowings, excluding current installments	71,285	76,531
Deferred tax liabilities	32	4,364

Total liabilities	446,577	389,361
Equity:
Skechers U.S.A., Inc. equity	853,346	852,561
Noncontrolling interests	40,743	39,966

Total equity	894,089	892,527

TOTAL LIABILITIES AND EQUITY	$1,340,666	$1,281,888

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$384,001	$434,351	$735,275	$910,585
Cost of sales	212,659	291,021	408,237	574,645

Gross profit	171,342	143,330	327,038	335,940
Royalty income	1,609	1,376	2,745	3,024

	172,951	144,706	329,783	338,964

Operating expenses:
Selling	39,100	53,099	69,449	90,659
General and administrative	135,382	139,781	266,259	281,208

	174,482	192,880	335,708	371,867

Loss from operations	(1,531)	(48,174)	(5,925)	(32,903)
Other income (expense):
Interest, net	(3,256)	(1,596)	(5,977)	(2,974)
Other, net	556	(1,128)	416	(1,335)

	(2,700)	(2,724)	(5,561)	(4,309)

Loss before income taxes	(4,231)	(50,898)	(11,486)	(37,212)
Income tax benefit	(2,887)	(20,846)	(6,732)	(19,313)

Net loss	(1,344)	(30,052)	(4,754)	(17,899)
Less: Net earnings (loss) attributable to noncontrolling interest	438	(136)	694	209

Net loss attributable to Skechers U.S.A., Inc.	$(1,782)	$(29,916)	$(5,448)	$(18,108)

Net loss per share attributable to Skechers U.S.A., Inc.:
Basic	$(0.04)	$(0.62)	$(0.11)	$(0.38)

Diluted	$(0.04)	$(0.62)	$(0.11)	$(0.38)

Weighted average shares used in calculating loss per share attributable to Skechers U.S.A., Inc.:
Basic	49,296	48,341	49,281	48,292

Diluted	49,296	48,341	49,281	48,292